EXHIBIT 10.32

BASE SALARIES OF NAMED EXECUTIVE OFFICERS OF THE REGISTRANT

The Compensation Committee of Placer Sierra Bancshares (“PLSB”) has set the following base salaries (on an annual basis) for our named executive officers:

Frank J. Mercardante Chief Executive Officer	$540,000

David E. Hooston Chief Financial Officer	$300,000

Randall E. Reynoso President, Chief Operating Officer	$300,000

Angelee J. Harris EVP, General Counsel	$250,000

Marshall J. Laitsch President, Southern California Division	$250,000

Each of the named executive officers will be eligible to receive a discretionary bonus for 2007 pursuant to the Registrant’s 2007 Executive Annual Incentive Plan. In addition, each of the named executive officers receives an automobile allowance. PLSB also pays the country club dues for Mr. Laitsch and the city club dues for Mr. Reynoso.

Like all employees of PLSB, each of the named executive officers is also eligible to receive an allocation pursuant to PLSB’s 401(k) and Profit Sharing Plan and health care costs. The named executives also receive life insurance, premiums of which are paid by PLSB.

Each of the named executive officers is also eligible to participate in the PLSB 2002 Stock Option Plan.